Exhibit 99.1

PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR 2023 FISCAL FIRST QUARTER
- Net Income of $27.8 million, or $0.98 Per Diluted Share -
- Raises Fiscal 2023 GAAP EPS Guidance Range to $5.55-$5.95 -
Sioux Falls, S.D., January 25, 2023 -- Pathward Financial, Inc.TM (“Pathward Financial” or the “Company”) (Nasdaq: CASH) reported net income of $27.8 million, or $0.98 per share, for the three months ended December 31, 2022, compared to net income of $61.3 million, or $2.00 per share, for the three months ended December 31, 2021.
During the quarter, when adjusting for the gain on sale of names and trademarks, expenses related to rebranding efforts and separation expense, the Company recognized adjusted net income of $23.2 million, or $0.81 per share. For the same period of the prior year, the Company recognized adjusted net income of $24.0 million, or $0.78 per share when excluding the impact of the gain on sale of trademarks and rebranding and separation expenses. See non-GAAP reconciliation table below.
CEO Brett Pharr said, “Pathward Financial performed well during the first fiscal quarter of 2023. Commercial Finance loans grew 7 percent compared to the prior year period, and credit quality across the portfolio remains strong. As we head into a potential recessionary environment, we are confident in our active collateral management and the quality of our loan portfolio. At the same time, our broad range of partners enables us to excel in the Banking as a Service industry, even during economic downtimes. Primarily as a result of the rising interest rate environment, we are pleased to raise our fiscal year 2023 GAAP EPS range, and our unique business model positions us well for the remainder of the year.”
Business Highlights
•During the first quarter of fiscal year 2023, the Company recognized the remaining $10.0 million as part of the agreement with Beige Key, LLC to cease all use of the Meta name and trademarks. The $10.0 million was recognized as noninterest income as a gain on sale of names and trademarks. As part of the corporate rebrand, the Company recognized $3.7 million of pre-tax expenses related to rebranding efforts during the first quarter of fiscal 2023. Since the first quarter of fiscal year 2022 through the first quarter of fiscal year 2023, the Company has recognized $16.9 million in expenses related to rebranding efforts. The Company does not anticipate any further material expenses related to rebranding efforts.
Financial Highlights for the 2023 Fiscal First Quarter
•Total revenue for the first quarter was $149.8 million, a decrease of $8.4 million, or 5%, compared to the same quarter in fiscal 2022, primarily driven by the $50.0 million gain on sale of names and trademarks recognized during the prior year period, partially offset by an increase in interest income and the $10.0 million gain on sale of names and trademarks recognized during the first quarter of fiscal year 2023.
•Net interest margin ("NIM") increased 103 basis points to 5.62% for the first quarter from 4.59% during the same period of last year. The prior year period was impacted by excess cash associated with the Company's participation in the U.S. Treasury Department's Economic Impact Program.

•Total gross loans and leases at December 31, 2022 decreased $174.5 million, or 5%, to $3.51 billion, compared to December 31, 2021 and decreased $26.6 million, or 1%, when compared to September 30, 2022. The decrease compared to the prior year quarter was primarily due to a reduction in warehouse finance loans and the sale of the $81.5 million student loan portfolio during the fiscal 2022 fourth quarter, partially offset by growth in the commercial finance portfolio. The primary driver for the decrease on a linked quarter basis was the reduction in warehouse finance loans.
•During the fiscal 2023 first quarter, the Company repurchased 653,994 shares of common stock at an average share price of $38.10. An additional 478,200 shares of common stock at an average price of $45.45 were repurchased in January 2023 through January 20, 2023. As of January 20, 2023, there are 3,162,783 shares available for repurchase under the common stock share repurchase program announced during the fourth quarter of fiscal year 2021.
•The Company expects fiscal year 2023 GAAP earnings per share to be in the range of $5.55 to $5.95. See Outlook section and non-GAAP reconciliation table below.
Net Interest Income
Net interest income for the first quarter of fiscal 2023 was $84.1 million, an increase of 17% from the same quarter in fiscal 2022. The increase was mainly attributable to increased yields and an improved earning asset mix.
The first quarter average outstanding balance of loans and leases decreased $182.1 million compared to the same quarter of the prior fiscal year, primarily due to a reduction in warehouse finance loans and the sales of the remaining community bank and student loan portfolios, partially offset by an increase in the commercial finance loans. The Company’s average interest-earning assets for the first fiscal quarter decreased by $249.2 million to $5.93 billion compared with the same quarter in fiscal 2022, primarily due to a reduction in cash balances as a result of high cash levels during the prior year period related to the Company's participation in government stimulus programs. The decrease in interest-earnings assets was partially offset by growth in total investments and commercial finance loans and leases.
Fiscal 2023 first quarter NIM increased to 5.62% from 4.59% in the first fiscal quarter of last year. The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased 101 basis points to 5.70% compared to the prior year quarter, primarily driven by an increase in loan and lease and investment securities yields, along with a decrease in lower-yielding cash balances. The yield on the loan and lease portfolio was 7.70% compared to 6.96% for the comparable period last year and the TEY on the securities portfolio was 2.76% compared to 1.58% over that same period.
The Company's cost of funds for all deposits and borrowings averaged 0.07% during the fiscal 2023 first quarter, as compared to 0.08% during the prior year quarter. The Company's overall cost of deposits was 0.01% in the fiscal first quarter of 2023, the same as the prior year quarter.
Noninterest Income
Fiscal 2023 first quarter noninterest income decreased to $65.8 million, compared to $86.6 million for the same period of the prior year. The decrease was primarily attributable to the gain on sale of names and trademarks as the Company recognized a $10.0 million gain during the current quarter as compared to a $50.0 million gain during the same period of the prior year. The period over period decrease was partially offset by increases in card and deposit fee income, gain on sale of other, other income and rental income.
The increase in card and deposit fee income was primarily from servicing fee income on off-balance sheet deposits, which totaled $12.9 million during the 2023 fiscal first quarter, as compared to $5.9 million for the fiscal quarter ended September 30, 2022 and an insignificant amount for the fiscal quarter ended December 31, 2021.

Noninterest Expense
Noninterest expense increased 27% to $105.1 million for the fiscal 2023 first quarter, from $82.4 million for the same quarter last year. The increase was primarily attributable to increases in card processing expense, compensation expense, legal and consulting expense, and operating lease equipment depreciation.
The card processing expense increase was due to structured agreements with banking as a service ("BaaS") partners. The amount of expense paid under those agreements is based on an agreed upon rate index that varies depending on the deposit levels, floor rates, market conditions, and other performance conditions. Generally this rate index averages between 50% to 85% of the Effective Federal Funds Rate ("EFFR") and reprices immediately upon a change in the EFFR. Approximately 43% of the deposit portfolio was subject to these higher card processing expenses. For the fiscal quarter ended December 31, 2022, card processing expenses related to these structured agreements were $14.0 million, as compared to $7.4 million for the fiscal quarter ended September 30, 2022 and $0.1 million for the fiscal quarter ended December 31, 2021.
Income Tax Expense
The Company recorded an income tax expense of $6.6 million, representing an effective tax rate of 18.8%, for the fiscal 2023 first quarter, compared to income tax expense of $14.3 million, representing an effective tax rate of 18.9%, for the first quarter last fiscal year. The current quarter decrease in income tax expense was primarily due to decreased earnings.
The Company originated $11.4 million in solar leases during the fiscal 2023 first quarter, resulting in $3.1 million in total net investment tax credits. During the first quarter of fiscal 2022, the Company originated $21.2 million in solar leases resulting in $5.7 million in total net investment tax credits. Investment tax credits related to solar leases are recognized ratably based on income throughout each fiscal year. The timing and impact of future solar tax credits are expected to vary from period to period, and the Company intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.
Outlook
The following forward-looking statements reflect the Company’s expectations as of the date of this release and are subject to substantial uncertainty. The Company's results may be materially affected by many factors, such as changes in economic conditions and customer demand, changes in interest rates, inflation, uncertainty regarding the COVID-19 pandemic, and other factors detailed below under “Forward-looking Statements.” Because the Company’s reported GAAP results include certain income and expense items that are not expected to continue indefinitely and may include additional elements that the Company cannot currently predict, the Company is also providing guidance on a non-GAAP or “adjusted” basis.
The Company expects fiscal year 2023 GAAP earnings per share to be in the range of $5.55 to $5.95. When adjusting for gain on sale of trademarks, rebrand related expenses, and separation related expenses, the Company expects fiscal year 2023 adjusted earnings per share to be in the range of $5.40 to $5.80. See non-GAAP reconciliation table below.

Investments, Loans and Leases

(Dollars in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Total investments	$1,888,343	$1,924,551	$2,000,400	$2,090,765	$1,833,733

Loans held for sale
Consumer credit products	17,148	21,071	23,710	23,670	20,728
SBA/USDA	—	—	43,861	7,740	15,454
Total loans held for sale	17,148	21,072	67,571	31,410	36,182

Term lending	1,160,100	1,090,289	1,047,764	1,111,076	1,038,378
Asset based lending	359,516	351,696	402,506	382,355	337,236
Factoring	338,594	372,595	408,777	394,865	402,972
Lease financing	189,868	210,692	218,789	235,397	245,315
Insurance premium finance	436,977	479,754	481,219	403,681	385,473
SBA/USDA	357,084	359,238	215,510	214,195	209,521
Other commercial finance	164,734	159,409	173,338	173,260	178,853
Commercial finance	3,006,873	3,023,673	2,947,903	2,914,829	2,797,748
Consumer credit products	130,750	144,353	152,106	171,847	173,343
Other consumer finance	56,180	25,306	107,135	111,922	144,412
Consumer finance	186,930	169,659	259,241	283,769	317,755
Tax services	30,364	9,098	41,627	85,999	100,272
Warehouse finance	279,899	326,850	434,748	441,496	466,831
Total loans and leases	3,504,066	3,529,280	3,683,519	3,726,093	3,682,606
Net deferred loan origination costs	5,664	7,025	5,047	4,097	1,655
Total gross loans and leases	3,509,730	3,536,305	3,688,566	3,730,190	3,684,261
Allowance for credit losses	(52,592)	(45,947)	(75,206)	(88,552)	(67,623)
Total loans and leases, net	$3,457,138	$3,490,358	$3,613,360	$3,641,638	$3,616,638
The Company's investment security balances at December 31, 2022 totaled $1.89 billion, as compared to $1.92 billion at September 30, 2022 and $1.83 billion at December 31, 2021.
Total gross loans and leases totaled $3.51 billion at December 31, 2022, as compared to $3.54 billion at September 30, 2022 and $3.68 billion at December 31, 2021. The primary driver for the decrease on a linked quarter basis was a reduction in warehouse finance loans and commercial finance loans, partially offset by an increase in the consumer finance portfolio and the seasonal increase in tax services loans. The year-over-year decrease was primarily due a reduction in warehouse finance loans, the sale of the student loan portfolio during the fiscal 2022 fourth quarter and a reduction in seasonal tax services loans, partially offset by growth in our commercial finance portfolio.
Commercial finance loans, which comprised 86% of the Company's gross loan and lease portfolio, totaled $3.01 billion at December 31, 2022, reflecting a reduction of $16.8 million, or 1%, from September 30, 2022 and an increase of $209.1 million, or 7%, from December 31, 2021.
Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $52.6 million at December 31, 2022, an increase compared to $45.9 million at September 30, 2022 and a decrease from $67.6 million at December 31, 2021. The increase in the ACL at December 31, 2022, when compared to September 30, 2022, was primarily due to a $4.7 million increase in the commercial finance portfolio, a $1.4 million increase in the consumer finance portfolio and a $0.6 million increase in the seasonal tax services loan portfolio.

The $15.0 million year-over-year decrease in the ACL was primarily driven by a $8.1 million decrease in the commercial finance portfolio, a $5.7 million decrease in the consumer finance portfolio and a $1.0 million decrease in the tax services portfolio. The year-over-year decrease in the commercial finance portfolio was primarily due to a reduction in specific reserves on two individually evaluated loans during the second quarter of fiscal 2022 while the decrease in the consumer finance portfolio was primarily attributable to the sale of the student loan portfolio during the fourth quarter of fiscal 2022.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Commercial finance	1.62%	1.46%	1.56%	1.66%	2.04%
Consumer finance	1.54%	0.86%	2.44%	3.18%	2.70%
Tax services	2.01%	0.05%	54.29%	35.76%	1.60%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	1.50%	1.30%	2.04%	2.38%	1.84%
Total loans and leases excluding tax services	1.50%	1.30%	1.44%	1.59%	1.84%

The Company's ACL as a percentage of total loans and leases increased to 1.50% at December 31, 2022 from 1.30% at September 30, 2022. The increase in the total loans and leases coverage ratio was primarily driven by the commercial and consumer finance portfolios. The increase in the commercial finance coverage ratio was primarily due to a specific reserve on an individually evaluated loan relationship while the increase in consumer finance was related to seasonal activity. The Company expects to continue to diligently monitor the ACL and adjust as necessary in future periods to maintain an appropriate and supportable level.

Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended
(Dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021
Beginning balance	$45,947	$75,206	$68,281
Provision (reversal of) - tax services loans	1,637	—	(714)
Provision (reversal of) - all other loans and leases	8,226	(2,617)	1,184
Charge-offs - tax services loans	(1,731)	(22,599)	(254)
Charge-offs - all other loans and leases	(2,708)	(6,844)	(4,605)
Recoveries - tax services loans	698	5	2,567
Recoveries - all other loans and leases	523	2,796	1,164
Ending balance	$52,592	$45,947	$67,623
The Company recognized a provision for credit losses of $9.8 million for the quarter ended December 31, 2022, compared to $0.2 million of provision for credit losses expense for the comparable period in the prior fiscal year. The increase in provision for credit losses during the current quarter compared to the prior year period was primarily driven by the release of provision for credit losses related to the community bank portfolio during the prior year period. Net charge-offs were $3.2 million for the quarter ended December 31, 2022, compared to $1.1 million for the quarter ended December 31, 2021. Net charge-offs attributable to the commercial finance, tax services, and consumer finance portfolios for the current quarter were $2.0 million, $1.0 million, and $0.2 million, respectively.

The Company's past due loans and leases were as follows for the periods presented.

As of December 31, 2022	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$17,148	$17,148	$—	$—	$—

Commercial finance	19,974	11,729	17,280	48,983	2,957,890	3,006,873	13,281	25,077	38,358
Consumer finance	2,757	2,533	2,493	7,783	179,147	186,930	2,493	—	2,493
Tax services	—	—	—	—	30,364	30,364	—	—	—
Warehouse finance	—	—	—	—	279,899	279,899	—	—	—
Total loans and leases held for investment	22,731	14,262	19,773	56,766	3,447,300	3,504,066	15,774	25,077	40,851

Total loans and leases	$22,731	$14,262	$19,773	$56,766	$3,464,448	$3,521,214	$15,774	$25,077	$40,851

As of September 30, 2022	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$21,071	$21,071	$—	$—	$—

Commercial finance	24,881	6,208	7,868	38,957	2,984,716	3,023,673	4,142	13,375	17,517
Consumer finance	3,322	2,609	2,793	8,724	160,935	169,659	2,793	—	2,793
Tax services	—	—	8,873	8,873	225	9,098	8,873	—	8,873
Warehouse finance	—	—	—	—	326,850	326,850	—	—	—
Total loans and leases held for investment	28,203	8,817	19,534	56,554	3,472,726	3,529,280	15,808	13,375	29,183

Total loans and leases	$28,203	$8,817	$19,534	$56,554	$3,493,797	$3,550,351	$15,808	$13,375	$29,183
The Company's nonperforming assets at December 31, 2022 were $45.0 million, representing 0.68% of total assets, compared to $30.9 million, or 0.46% of total assets at September 30, 2022 and $44.3 million, or 0.58% of total assets at December 31, 2021.
The Company's nonperforming loans and leases at December 31, 2022, were $40.9 million, representing 1.16% of total gross loans and leases, compared to $29.2 million, or 0.82% of total gross loans and leases at September 30, 2022 and $43.2 million, or 1.16% of total gross loans and leases at December 31, 2021.
The increase in the nonperforming assets as a percentage of total assets at December 31, 2022 compared to September 30, 2022, was driven by an increase in nonperforming loans in the commercial finance portfolio, primarily due to one lending relationship that moved to nonperforming during the period. The increase was partially offset by a decrease in nonperforming tax services loans due to seasonal timing. When comparing the current period to the same period of the prior year, the slight increase in nonperforming assets was due to an increase in nonperforming loans in the consumer finance portfolio.
The Company has various portfolios of consumer lending and tax services loans that present unique risks that are statistically managed. Due to the unique risks associated with these portfolios, the Company monitors other credit quality indicators in their evaluation of the appropriateness of the allowance for credit losses on these portfolios, and as such, these loans are not included in the asset classification table below. The Company's loans and leases held for investment by asset classification were as follows for the periods presented.

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of December 31, 2022
Commercial finance	$2,277,687	$441,453	$84,445	$199,401	$3,887	$3,006,873
Warehouse finance	279,899	—	—	—	—	279,899
Total loans and leases	$2,557,586	$441,453	$84,445	$199,401	$3,887	$3,286,772

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of September 30, 2022
Commercial finance	$2,254,579	$469,638	$91,754	$203,680	$4,022	$3,023,673
Warehouse finance	294,350	—	32,500	—	—	326,850
Total loans and leases	$2,548,929	$469,638	$124,254	$203,680	$4,022	$3,350,523

Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2023 first quarter decreased by $284.7 million to $5.64 billion compared to the same period in fiscal 2022. The decrease in average deposits was primarily due to decreases in noninterest bearing deposits, wholesale deposits and savings deposits, partially offset by an increase in money market deposits. Prior period deposit balances were elevated due to the Company's participation in government stimulus programs.
The average balance of total deposits and interest-bearing liabilities was $5.70 billion for the three-month period ended December 31, 2022, compared to $6.01 billion for the same period in the prior fiscal year, representing a decrease of 5%.
Total end-of-period deposits decreased 11% to $5.79 billion at December 31, 2022, compared to $6.53 billion at December 31, 2021. The decrease in end-of-period deposits was primarily driven by a decrease in noninterest-bearing deposits of $690.5 million and wholesale deposits of $60.8 million.
As of December 31, 2022, the Company managed $2.23 billion of customer deposits at other banks in its capacity as custodian. The balance of these deposits increased as of December 31, 2022 as compared to September 30, 2022 primarily due to seasonal activity. These deposits provide the Company with excess deposits that can earn record keeping service fee income, typically reflective of the EFFR.
Approximately 43% of the deposit balances at December 31, 2022 are subject to variable card processing expenses that are derived from the terms of contractual agreements with certain BaaS partners. These agreements are tied to a portion of a rate index, typically the EFFR.
Regulatory Capital
The Company and its subsidiary Pathward™, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at December 31, 2022, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. Regulatory Capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is made up of nearly all amortizing securities that should provide consistent cash flow and is not expected to require sales to realize the losses to fund future loan growth.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	December 31, 2022(1)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Company
Tier 1 leverage capital ratio	8.37%	8.10%	8.23%	6.80%	7.39%
Common equity Tier 1 capital ratio	12.31%	12.07%	11.87%	11.26%	10.88%
Tier 1 capital ratio	12.63%	12.39%	12.19%	11.58%	11.20%
Total capital ratio	14.29%	13.88%	13.44%	14.16%	13.80%
Bank
Tier 1 leverage ratio	8.68%	8.19%	8.22%	7.79%	8.52%
Common equity Tier 1 capital ratio	13.09%	12.55%	12.17%	13.26%	12.90%
Tier 1 capital ratio	13.09%	12.55%	12.18%	13.26%	12.91%
Total capital ratio	14.29%	13.57%	13.43%	14.52%	14.16%
(1) December 31, 2022 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
(Dollars in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Total stockholders' equity	$659,133	$645,140	$724,774	$763,406	$826,157
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	298,788	299,186	299,616	299,983	300,382
LESS: Certain other intangible assets	25,053	26,406	27,809	30,007	32,294
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	16,641	17,968	11,978	13,404	19,855
LESS: Net unrealized gains (losses) on available for sale securities	(200,597)	(211,600)	(131,352)	(69,838)	403
LESS: Noncontrolling interest	(207)	(30)	665	322	642
ADD: Adoption of Accounting Standards Update 2016-13	2,017	2,689	10,011	13,387	6,527
Common Equity Tier 1(1)	521,472	515,899	526,069	502,915	479,108
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	(138)	(20)	377	208	444
Total Tier 1 capital	534,995	529,540	540,107	516,784	493,213
Allowance for credit losses	50,853	43,623	55,506	56,051	55,125
Subordinated debentures, net of issuance costs	19,521	20,000	—	59,256	59,220
Total capital	$650,369	$593,163	$595,613	$632,091	$607,558
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes were fully phased in through the end of calendar year 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding AOCI, each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Total stockholders' equity	$659,133	$645,140	$724,774	$763,406	$826,157
Less: Goodwill	309,505	309,505	309,505	309,505	309,505
Less: Intangible assets	24,433	25,691	27,088	29,290	31,661
Tangible common equity	325,195	309,944	388,181	424,611	484,991
Less: AOCI	(201,690)	(213,080)	(131,407)	(69,374)	724
Tangible common equity excluding AOCI	$526,885	$523,024	$519,588	$493,985	$484,267

Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, January 25, 2023. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-844-200-6205 (International: +1-929-526-1599) approximately 10 minutes prior to start time and reference access code 611903. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

Upcoming Investor Events
•KBW Winter Financial Services Conference, Feb 16, 2023 | Boca Raton, FL

About Pathward Financial, Inc.™
Pathward Financial, Inc.™ (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all™. Through our subsidiary, Pathward™, N.A., we strive to increase financial availability, choice, and opportunity across our Banking as a Service and Commercial Finance business lines. These strategic business lines provide end-to-end support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Justin Schempp
877-497-7497
jschempp@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the SEC, the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results including our earnings per share guidance and related performance expectations; the impact of measures expected to increase efficiencies or reduce expenses; customer retention; loan and other product demand; expectations concerning acquisitions and divestitures; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflict between Russia and Ukraine; our ability to achieve brand recognition for the Bank equal to or greater than we have enjoyed for MetaBank; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate; changes in tax laws; the strength of the United States' economy, and the local economies in which the Company operates; inflation, market, and monetary fluctuations; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry and the insurance premium finance industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2022, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$369,169	$388,038	$157,260	$237,680	$1,230,100
Securities available for sale, at fair value	1,847,778	1,882,869	1,956,523	2,043,478	1,782,739
Securities held to maturity, at amortized cost	40,565	41,682	43,877	47,287	50,994
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	28,812	28,812	28,812	28,812	28,400
Loans held for sale	17,148	21,071	67,571	31,410	36,182
Loans and leases	3,509,730	3,536,305	3,688,566	3,730,190	3,684,261
Allowance for credit losses	(52,592)	(45,947)	(75,206)	(88,552)	(67,623)
Accrued interest receivable	20,170	17,979	16,818	19,115	17,240
Premises, furniture, and equipment, net	41,029	41,710	42,076	43,167	44,130
Rental equipment, net	231,129	204,371	222,023	213,033	234,693
Goodwill and intangible assets	333,938	335,196	336,593	338,795	341,166
Other assets	272,349	295,324	243,265	242,824	227,376
Total assets	$6,659,225	$6,747,410	$6,728,178	$6,887,239	$7,609,658

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	5,789,132	5,866,037	5,710,799	5,829,886	6,525,569
Long-term borrowings	34,977	36,028	16,616	91,386	92,274
Accrued expenses and other liabilities	175,983	200,205	275,989	202,561	165,658
Total liabilities	6,000,092	6,102,270	6,003,404	6,123,833	6,783,501

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	282	288	294	294	301
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	620,681	617,403	615,159	612,917	610,816
Retained earnings	246,891	245,394	244,686	223,760	217,992
Accumulated other comprehensive income (loss)	(201,690)	(213,080)	(131,407)	(69,374)	724
Treasury stock, at cost	(6,824)	(4,835)	(4,623)	(4,513)	(4,318)
Total equity attributable to parent	659,340	645,170	724,109	763,084	825,515
Noncontrolling interest	(207)	(30)	665	322	642
Total stockholders’ equity	659,133	645,140	724,774	763,406	826,157
Total liabilities and stockholders’ equity	$6,659,225	$6,747,410	$6,728,178	$6,887,239	$7,609,658

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(Dollars in Thousands, Except Share and Per Share Data)	December 31, 2022	September 30, 2022	December 31, 2021
Interest and dividend income:
Loans and leases, including fees	$68,396	$64,963	$65,035
Mortgage-backed securities	10,412	10,155	3,864
Other investments	6,252	5,104	3,992
	85,060	80,222	72,891
Interest expense:
Deposits	142	99	141
FHLB advances and other borrowings	861	363	1,137
	1,003	462	1,278

Net interest income	84,057	79,760	71,613

Provision for credit losses	9,776	(2,648)	186

Net interest income after provision for credit losses	74,281	82,408	71,427

Noninterest income:
Refund transfer product fees	677	1,135	579
Refund advance fee income	617	44	1,233
Card and deposit fees	37,718	28,908	25,369
Rental income	12,708	12,024	11,077
Gain (loss) on sale of securities	—	(1,882)	137
Gain on sale of trademarks	10,000	—	50,000
Gain (loss) on sale of other	502	(3,319)	(3,465)
Other income	3,555	6,546	1,661
Total noninterest income	65,777	43,456	86,591

Noninterest expense:
Compensation and benefits	43,017	42,762	38,225
Refund transfer product expense	105	52	138
Refund advance expense	27	1	183
Card processing	22,683	15,718	7,172
Occupancy and equipment expense	8,312	9,064	8,349
Operating lease equipment depreciation	9,628	9,306	8,449
Legal and consulting	9,459	13,355	6,208
Intangible amortization	1,258	1,397	1,488
Impairment expense	24	—	—
Other expense	10,546	11,375	12,224
Total noninterest expense	105,059	103,030	82,436

Income before income tax expense	34,999	22,834	75,582

Income tax expense (benefit)	6,577	(1,272)	14,276

Net income before noncontrolling interest	28,422	24,106	61,306
Net income attributable to noncontrolling interest	580	686	(18)
Net income attributable to parent	$27,842	$23,420	$61,324

Less: Allocation of Earnings to participating securities(1)	402	393	953
Net income attributable to common shareholders(1)	27,440	23,027	60,371
Earnings per common share:
Basic	$0.98	$0.81	$2.00
Diluted	$0.98	$0.81	$2.00
Shares used in computing earnings per common share:
Basic	28,024,541	28,581,236	30,238,621
Diluted	28,086,823	28,581,236	30,260,655
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended December 31,	2022			2021
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$226,004	$1,716	3.01%	$594,614	$560	0.37%
Mortgage-backed securities	1,571,022	10,412	2.63%	1,007,030	3,864	1.52%
Tax exempt investment securities	154,754	980	3.18%	207,621	820	1.98%
Asset-backed securities	155,988	1,149	2.92%	387,567	1,152	1.18%
Other investment securities	301,739	2,407	3.17%	279,839	1,460	2.07%
Total investments	2,183,503	14,948	2.76%	1,882,057	7,296	1.58%
Commercial finance	3,010,868	58,100	7.66%	2,775,394	49,021	7.01%
Consumer finance	198,372	4,313	8.63%	316,573	6,114	7.66%
Tax services	25,230	57	0.90%	33,604	1,474	17.40%
Warehouse finance	290,454	5,926	8.09%	443,506	6,901	6.17%
Community banking	—	—	—%	137,898	1,525	4.39%
Total loans and leases	3,524,924	68,396	7.70%	3,706,975	65,035	6.96%
Total interest-earning assets	$5,934,431	$85,060	5.70%	$6,183,646	$72,891	4.69%
Noninterest-earning assets	589,580			839,854
Total assets	$6,524,011			$7,023,500

Interest-bearing liabilities:
Interest-bearing checking	$447	$—	0.33%	$389	$—	0.32%
Savings	62,607	6	0.04%	80,765	5	0.03%
Money markets	138,872	78	0.22%	75,664	52	0.27%
Time deposits	7,199	2	0.11%	8,619	15	0.67%
Wholesale deposits	5,712	56	3.89%	67,384	69	0.41%
Total interest-bearing deposits	214,837	142	0.26%	232,821	141	0.24%
Overnight fed funds purchased	24,783	244	3.91%	327	—	0.31%
Subordinated debentures	19,593	357	7.22%	73,995	986	5.28%
Other borrowings	15,817	260	6.53%	18,636	151	3.22%
Total borrowings	60,193	861	5.67%	92,958	1,137	4.85%
Total interest-bearing liabilities	275,030	1,003	1.45%	325,779	1,278	1.56%
Noninterest-bearing deposits	5,421,821	—	—%	5,688,563	—	—%
Total deposits and interest-bearing liabilities	$5,696,851	$1,003	0.07%	$6,014,342	$1,278	0.08%
Other noninterest-bearing liabilities	178,789			182,916
Total liabilities	5,875,640			6,197,258
Shareholders' equity	648,371			826,242
Total liabilities and shareholders' equity	$6,524,011			$7,023,500
Net interest income and net interest rate spread including noninterest-bearing deposits		$84,057	5.63%		$71,613	4.61%

Net interest margin			5.62%			4.59%
Tax-equivalent effect			0.02%			0.02%
Net interest margin, tax-equivalent(2)			5.64%			4.61%
(1) Tax rate used to arrive at the TEY for the three months ended December 31, 2022 and 2021 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Equity to total assets	9.90%	9.56%	10.77%	11.08%	10.86%
Book value per common share outstanding	$23.36	$22.41	$24.69	$26.00	$27.46
Tangible book value per common share outstanding	$11.53	$10.77	$13.22	$14.46	$16.12
Tangible book value per common share outstanding excluding AOCI	$18.68	$18.17	$17.70	$16.82	$16.10
Common shares outstanding	28,211,239	28,788,124	29,356,707	29,362,844	30,080,717
Nonperforming assets to total assets	0.68%	0.46%	0.40%	0.56%	0.58%
Nonperforming loans and leases to total loans and leases	1.16%	0.82%	0.71%	0.95%	1.16%
Net interest margin	5.62%	5.21%	4.76%	4.80%	4.59%
Net interest margin, tax-equivalent	5.64%	5.23%	4.77%	4.81%	4.61%
Return on average assets	1.71%	1.39%	1.32%	2.49%	3.49%
Return on average equity	17.18%	12.82%	11.93%	24.16%	29.69%
Full-time equivalent employees	1,150	1,141	1,178	1,167	1,140

Non-GAAP Reconciliations

Adjusted Net Income and Adjusted Earnings Per Share	At and For the Three Months Ended
(Dollars in Thousands, Except Share and Per Share Data)	December 31, 2022	September 30, 2022	December 31, 2021
Net Income - GAAP	$27,842	$23,420	$61,324
Less: Gain on sale of trademarks	10,000	—	50,000
Add: Rebranding expenses	3,737	6,899	3
Add: Separation related expenses	11	1,029	86
Add: Income tax effect resulting from gain on sale of trademarks and rebranding and separation expenses	1,575	(1,029)	12,572
Adjusted net income	$23,165	$30,319	$23,985
Less: Adjusted allocation of earnings to participating securities	335	508	373
Adjusted Net income attributable to common shareholders	22,830	29,811	23,612
Weighted average diluted common shares outstanding	28,086,823	28,581,236	30,260,655
Adjusted earnings per common share - diluted	$0.81	$1.04	$0.78

Adjusted Diluted Earnings Per Share Guidance	Fiscal Year Ended
(Earnings per share amounts)	2023 (Guidance)
Diluted earnings per share - GAAP	$5.55 - $5.95
Less: Net extraordinary items, net of tax(1)	$0.15
Diluted earnings per share - Adjusted	$5.40 - $5.80
(1) Includes gain on sale of trademarks, rebrand related expenses and separation related expenses.